Exhibit 99.1

CROWDGATHER PARTNERS WITH HUMAN PHEROMONE SCIENCES TO LAUNCH "MADE FOR SOCIAL MEDIA" PATENT PENDING ATTRACTION FRAGRANCE

CrowdGather to Have Exclusive Rights to ER303 for Internet Affiliate Marketing

Woodland Hills, CA.  May 17, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB: CRWG) today announced that it has acquired brand assets from Human Pheromone Sciences, Inc. (OTCBB: EROX), a company engaged in the research, development, manufacturing and marketing of consumer products containing synthetic human pheromones. CrowdGather will partner with Human Pheromone Sciences to launch and distribute Erox®, a unisex fragrance, which has been proven to increase feelings of arousal, excitement, social warmth and friendliness in both female and male users. The fragrance will be launched, sold and marketed through the use of social media and forum communities.  Erox® will be the first commercial product to contain Human Pheromone Sciences' patent pending ER303 compound which has been shown to increase feelings of attraction and flirtiness in both males and females during a double blind placebo controlled study.

The new venture will provide CrowdGather with the opportunity to expand its offerings as it seeks to utilize social media in unique ways to efficiently take products to market.

“Forums provide a platform for people to discuss and recommend products that matter most to them,” said CrowdGather CEO Sanjay Sabnani. “Partnering with strategic partners to create exclusive products for marketing through social media and forum communities will provide us with greater control over our future revenue streams and also showcase how powerful a channel this can be for launching and selling future products.”

As part of the agreement CrowdGather will acquire the Erox.com domain name and trademarks from Human Pheromone Sciences, and make a strategic investment in the company via a private placement at the time a final product is accepted by CrowdGather. Human Pheromone Sciences will design and contract out the manufacture of the fragrance for CrowdGather and its distribution partners.

"Our company has had a long standing relationship with CrowdGather's CEO and we are delighted to have them as a partner in bringing this product to market via the Internet.  While we have had a history of our compounds being used in successful fragrance products, this is the first time we are launching a new product using nontraditional channels.  We are very excited at the prospects,” commented William P. Horgan, CEO of Human Pheromone Sciences.

Human pheromones are naturally occurring substances that trigger specific behavioral or physiological response.  Erox will be the only commercial product to contain the combination of ER303 and patented human pheromone compounds Androstadienone and Estratetraenoll, both of which can be found in iconic brands such as Avon’s Perceive® , Victoria's Secret's Very Sexy®, Henkel’s hair care line, got2b®, and selected Dial Corporation body washes.   Erox® will be the first commercial product to contain ER303 which bears a structural similarity to human pheromones, but is instead derived from a species of sea coral.

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

About Human Pheromone Sciences, Inc.
Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of concept products included prestige-priced fragrances and toiletries and environmental products sold under the Natural Attraction®, REALM®, innerREALM® and EROX® trademarks. These products contain mood-enhancing compounds, whose efficacy has been validated at leading universities around the world, and whose use is covered under United States and foreign patents. The Company is also involved in research and product development efforts on new compounds that have been previously identified as stimulating the emotional centers of the human brain.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For additional information, please contact:
Investor Contact:	Sanjay Sabnani
Phone: 818-435-2472 x 101 Email: sanjay@crowdgather.com

Media Contact:	Stacy Dimakakos
Phone: 917-981-5501 Email: stacy@publicworldwide.com